XL Group plc
XL House
One Bermudiana Road
Hamilton HM 08
Bermuda
Phone (441) 292-8515
Fax (441) 292-5280

Press Release

Contact:	David Radulski	Carol Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL ANNOUNCES PRICING OF SENIOR NOTES

HAMILTON, Bermuda, September 27, 2011 – XL Group plc (NYSE: XL) ("XL") announced today that its wholly-owned subsidiary, XL Group Ltd. (“XL-Cayman”), has priced a public offering of $400,000,000 aggregate principal amount of 5.75% Senior Notes due 2021, which will be fully and unconditionally guaranteed by XL.

XL-Cayman expects to receive net proceeds from this offering of approximately $396,400,000, after deducting underwriting discounts and estimated offering expenses. XL-Cayman intends to use the net proceeds from the sale of the Senior Notes as partial funding for the repayment at maturity of the outstanding $600 million 6.5% Guaranteed Senior Notes due 2012 of XL Capital Finance (Europe) plc, a wholly-owned subsidiary of XL.

The joint book-running managers for the offering are Wells Fargo Securities, LLC and Morgan Stanley & Co. LLC.

About XL

XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty, and specialty products to industrial, commercial, and professional firms, insurance companies and other enterprises on a worldwide basis. Its principal offices are located at No. 1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the senior notes or any other securities, nor will there be any sale of the senior notes or any other securities in any state or jurisdiction in which such offer, solicitation or sale is not permitted. The offering is being made only by means of a prospectus and related prospectus supplement, which may be obtained by visiting the Securities and Exchange Commission’s website at www.sec.gov or by contacting Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attention: Capital markets Client Support, telephone: 1-800-326-5897, email: cmClientsupport@wachovia.com, or Morgan Stanley & Co. LLC, 180 Varick Street, 2nd

Floor, New York, New York 10014, Attention: Prospectus Department, telephone: 1-866-718-1649 or email: prospectus@morganstanley.com.

This press release contains forward-looking statements. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL’s and XL-Cayman’s belief or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those projected in such forward-looking statements, including regarding the expected receipt by XL-Cayman of the proceeds described above, and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements is set forth in XL’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and XL’s other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.